Exhibit 99.1

For Immediate Release

Contact:	Craig Tooman
EVP, Finance and
Chief Financial Officer
908-541-8777

ENZON REPORTS STRONG 1ST QUARTER 2009 RESULTS

--Company continues to improve its capital structure---

BRIDGEWATER, NJ – May 7, 2009 – Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced its financial results for the first quarter of 2009. For the three months ended March 31, 2009, Enzon reported a net income of $6.2 million or $0.12 per diluted share, as compared to a net income of $1.5 million or $0.03 per diluted share for the first quarter of 2008. The 2009 financial results were favorably impacted by a net gain of $4.5 million on the repurchase of outstanding convertible notes at a discount to par.

“Enzon continues to deliver solid results,” said Jeffrey H. Buchalter, chairman and chief executive officer of the Company. “The repurchase of a portion of our outstanding debt at a discount to par and the efficiencies we are experiencing in our cost of goods demonstrate our continued commitment to create a sustainable biopharmaceutical company.”

Recent Highlights

  A Phase II dose has been established for PEG-SN38. Phase II trials are expected to open in early summer.

  The Company reduced its debt by $20.4 million at a discount to par, which included $2.9 million tendered in January. The outstanding long-term debt balance is now $250.0 million.

  The Company initiated enrollment in the Phase I Survivin study for patients with solid tumors and lymphoma.

  The next-generation Oncaspar trial continues to enroll patients. This trial is part of the Company’s plan to secure long-term supply and improve the current Oncaspar and Adagen products.

  The Company presented preclinical data on PEG-SN38 and the LNA-based RNA antagonist at the 2009 American Association for Cancer Research (AACR) annual meeting in Denver, Colorado April 18-22, 2009.

Adjusted Financial Results

For the three months ended March 31, 2009, Enzon reported an adjusted net income of $1.7 million or $0.04 per diluted share, as compared to an adjusted net income of $1.5 million or $0.03 per diluted share for the three months ended March 31, 2008.

Revenues

The following table reflects the revenues generated by product and segment for the three-months ended March 31, 2009 and 2008.

	Three Months Ended
	(in millions)
	March 31, 2009	March 31, 2008	% Change
Products
Oncaspar	$14.1	$12.3	15
DepoCyt	2.5	2.0	25
Abelcet	5.9	7.0	(16)
Adagen	7.2	6.1	18
Total Products	29.7	27.4	8

Royalties	13.6	14.7	(7)

Contract
Manufacturing	5.3	6.6	(20)

Total Revenues	$48.6	$48.7	-

Products Segment

Sales from the Products segment, comprised of Oncaspar®, DepoCyt®, Abelcet®, and Adagen®, increased to $29.7 million for the three months ended March 31, 2009, from $27.4 million for the three months ended March 31, 2008.

Sales of Oncaspar, a PEG-enhanced version of L-asparaginase, increased to $14.1 million or 15 percent for the three months ended March 31, 2009, as compared to $12.3 million for the three months ended March 31, 2008. Oncaspar remains the gold standard of care for pediatric acute lymphoblastic leukemia (ALL). We continue to see adoption in the adult and young adult populations. Due to the limited shelf life of the current form of Oncaspar, buying patterns from our customers tend to fluctuate depending on the timing of anticipated use.

Sales of DepoCyt, a sustained-release formulation of the chemotherapeutic agent cytarabine arabinoside or ara-C, increased to $2.5 million for the three months ended March 31, 2009, as compared to $2.0 million for the three months ended March 31, 2008. This is a small patient population, so quarterly variability is not uncommon.

Sales in the U.S. and Canada of Abelcet, a lipid complex formulation of amphotericin B used primarily in the hospital to treat immuno-compromised patients with invasive fungal infections, for the three months ended March, 31, 2009 were $5.9 million as compared to $7.0 million in the same period of 2008. This brand continues to experience competitive pressure from newer therapeutics in the anti-fungal market.

Sales of Adagen, an enzyme replacement therapy used to treat adenosine deaminase (ADA) deficiency in patients with severe combined immuno-deficiency disease, increased to $7.2 million for the three months ended March 31, 2009 from $6.1 million in the first quarter of 2008. This is a small, targeted patient population, so quarterly variability is not uncommon.

Royalties Segment

Revenues from the Company’s Royalties segment for the three months ended March 31, 2009 were $13.6 million, as compared to $14.7 million for the three months ended March 31, 2008. Royalties on PEG-INTRON, marketed by Schering-Plough, continue to comprise the majority of the Company’s royalty revenue. Schering-Plough reported a 6 percent decline in PEG-INTRON net sales in the fourth quarter of 2008, due to lower US sales.

Contract Manufacturing Segment

The Company’s revenues from its Contract Manufacturing segment decreased to $5.3 million for the three months ended March 31, 2009, as compared to $6.6 million in the corresponding period of the prior year. This includes contract manufacturing revenues related to services the Company provides for customers who require fill and finish of injectable and inhalation therapy products. Timing of shipments to customers can often cause quarter-to-quarter variability. As previously reported, in the first quarter of 2008 the Company also recognized revenue for non-routine services for design work for its existing customers.

Cost of Product Sales and Contract Manufacturing

In the first quarter of 2009, the Company’s cost of goods sold decreased to $10.9 million from $16.1 million in the corresponding period of the prior year. This improvement is due in part to efficiencies from the completion of our manufacturing consolidation. Timing of production of the Company’s marketed products and products manufactured for its third-party customers will cause fluctuations in the overall cost of goods.

Research and Development

The Company’s research and development expenses were $16.8 million for the three months ended March 31, 2009, as compared to $12.8 million for the three months ended March 31, 2008. During the quarter, Enzon was successful in initiating enrollment in a Phase I study for its Survivin antagonist. The increase is also due to the investments in the next generation Oncaspar and Adagen programs. During the first quarter of 2009, we invested $5.7 million in the next-generation programs. As noted in our 2009 R&D guidance, the Company will continue to make significant investments in these programs to ensure long-term supply of these critical products to its patients. Enzon is also committed to making strategic investments in research and development to advance its innovative oncology pipeline.

Selling, General and Administrative

Selling, general and administrative expenses increased slightly to $16.1 million for the three months ended March 31, 2009, as compared to $15.8 million for the three months ended March 31, 2008. The increase is primarily due to organizational enhancements the Company initiated in 2008. The Company continues to make select investments in selling, marketing, and other initiatives to support its product sales performance.

Restructuring Charge

In February 2009, the Company reduced its headcount in most functions of the business to continue to enhance the efficiencies of the organization. The Company recognized $1.0 million related to severance costs in the first quarter of 2009. In 2008, the Company reported $1.3 million in restructuring charges related to severance costs from the consolidation of the manufacturing facilities to Indianapolis, IN. As previously reported, the Company may incur future lease termination costs associated with the manufacturing consolidation.

Other Income (Expense)

Net other income (expense) is comprised of investment income, interest expense, and other non-operating expenses. The Company reported net other income of approximately $2.5 million for the three months ended March 31, 2009 and net other expense of $0.9 million for the three months ended March 31, 2008. The Company reported a net gain of $4.5 million from the repurchases of its outstanding 4.0 percent notes due in 2013 at a discount to par. The Company has reduced its outstanding long-term debt balance to $250.0 million.

Cash and Investments

Total cash reserves, which include cash, cash equivalents, short-term investments, and marketable securities, were $185.8 million as of March 31, 2009, as compared to $206.9 million as of December 31, 2008. During the first quarter of 2009, the Company repurchased $20.4 million of its outstanding 4.0 percent notes due in 2013 for $15.6 million and paid a $5.0 million milestone payment triggered in the second-quarter of 2008 in connection with the Company’s Oncaspar marketing and distribution rights.

Reconciliation of GAAP net income (loss) to adjusted net income (loss)

The following table reconciles the Company's net income and net income per diluted share as determined in accordance with U.S. generally accepted accounting principles (GAAP) to its adjusted net income and net income per diluted share for the three months ended March 31, 2009 and 2008:

	Three Months Ended 3/31/09		Three Months Ended 3/31/08
	(In thousands, except		(In thousands, except
	per-share data)		per-share data)
		Per diluted		Per diluted
	Net income	share (2)	Net income	share

GAAP net income	$6,180	$0.12	$1,516	$0.03

Net realized gain related to the
repurchase of debt (1)	(4,501)	-	-

Adjusted net income (3)	$1,679	$0.04	$1,516	$0.03

(1)

Adjusted financial results exclude gains related to the 2009 repurchase of the 4.0 percent notes at a discount to par (plus accrued interest), offset by a write-off of related deferred debt offering costs.

(2)

Computation of diluted GAAP earnings per share assumes conversion of notes payable and the add-back of interest expense to earnings. On an adjusted basis, due to the smaller net income amount, inclusion of assumed note conversion would be anti-dilutive and is therefore excluded. Per-share computation of individual reconciling items is not meaningful.

(3)

Adjusted net income and adjusted net income per diluted share, as the Company defines them, may differ from similarly named measures used by other entities and consequently, could be misleading unless all entities calculated and defined such items in the same manner. The Company believes that investors’ understanding of its performance is enhanced by disclosing adjusted net income and adjusted net income per share reflecting adjustments for certain items that the Company deems to be non-recurring.

Conference Call and Webcast

Enzon will be hosting a conference call May 7, 2009 at 10:00 am ET. All interested parties may access the call by using the following information:

Domestic Dial-In Number:	(877) 407-9210
International Dial-In Number:	(201) 689-8049
Access Code:	Enzon

Enzon’s conference call will also be webcast in a “listen only” mode via the Internet at http://www.investorcalendar.com. Additionally, for those parties unable to listen at the time of Enzon’s conference call, a telephone rebroadcast will be available following the call from May 7, 2009, at approximately 12:00 p.m. ET. This rebroadcast will end on May 14, 2009, at approximately 12:00 p.m. ET. The rebroadcast may be accessed using the following information:

Domestic Dial-In Number:	(877) 660-6853
International Dial-In Number:	(201) 612-7415
Account Number:	286
Conference I.D.:	321316

About Enzon

Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to developing, manufacturing and commercializing important medicines for patients with cancer and other life-threatening conditions. The Company has a portfolio of four marketed products, Oncaspar®, DepoCyt®, Abelcet® and Adagen®. Enzon’s drug development programs utilize several cutting-edge approaches, including its industry-leading PEGylation technology platform and the Locked Nucleic Acid (LNA) technology. Enzon’s PEGylation technology was used to develop two of its products, Oncaspar and Adagen, and has created a royalty revenue stream from licensing partnerships for other products developed using the technology. Enzon also engages in contract manufacturing for several pharmaceutical companies to broaden its revenue base. Further information about Enzon and this press release can be found on the Company’s web site at www.enzon.com.

Forward Looking Statements

There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should,” "potential," "anticipates," "plans" or "intends" and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the timing, success and cost of clinical studies; the ability to obtain regulatory approval of products, market acceptance of, and continuing demand for, Enzon’s products and the impact of competitive products and pricing. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2008. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.

Enzon Pharmaceuticals, Inc. and Subsidiaries
Consolidated Statements of Operations
Three Months ended March 31, 2009 and 2008
(In thousands, except per-share amounts)
(Unaudited)

	March 31,	March 31,
	2009	2008
Revenues:
Product sales, net	$29,759	$27,429
Royalties	13,562	14,700
Contract manufacturing	5,317	6,644
Total revenues	48,638	48,773

Costs and expenses:
Cost of product sales and contract manufacturing	10,940	16,139
Research and development	16,783	12,779
Selling, general and administrative	16,108	15,798
Amortization of acquired intangible assets	167	167
Restructuring charge	976	1,254
Total costs and expenses	44,974	46,137

Operating income	3,664	2,636

Other income (expense):
Investment income, net	967	2,179
Interest expense	(3,262)	(3,385)
Other, net	4,829	296
	2,534	(910)
Income before income tax provision	6,198	1,726

Income tax provision	18	210
Net income	$6,180	$1,516

Earnings per common share – basic	$0.14	$0.03
Earnings per common share – diluted	$0.12	$0.03
Weighted average shares – basic	44,885	44,166

Weighted average shares – diluted	72,712	44,737

Enzon Pharmaceuticals, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
March 31, 2009 and December 31, 2008
(In thousands)
(Unaudited)

	March 31,	December 31,
	2009	2008

Assets
Current assets:
Cash and short-term investments	$136,822	$144,184
Accounts receivable, net	16,080	11,692
Inventories	16,635	16,268
Other current assets	8,116	5,281
Total current assets	177,653	177,425
Property and equipment, net	43,386	44,585
Other assets:
Marketable securities	49,016	62,678
Amortizable intangible assets, net	57,941	60,654
Other assets	3,910	3,911
	110,867	127,243
Total assets	$331,906	$349,253

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$27,481	$33,144
Notes payable	-	2,950
Total current liabilities	27,481	36,094

Notes payable	250,050	267,550
Other liabilities	4,014	3,948
Total liabilities	281,545	307,592

Stockholders’ equity	50,361	41,661
Total liabilities and stockholders’ equity	$331,906	$349,253

Common shares outstanding	45,140	45,032